Exhibit 99.1

INVESTOR AND MEDIA CONTACT	Chris Nagel
TELEPHONE	(800) 458-2235

FOR IMMEDIATE RELEASE	September 22, 2009
FreightCar America, Inc. Confirms Strong Second Quarter 2009 Results
Chicago, IL, September 22, 2009 – FreightCar America, Inc. (NASDAQ: RAIL) today reported net income of $7.0 million, or $0.59 per diluted share, for the three months ended June 30, 2009 on revenues of $104.3 million. For the second quarter of 2008, the Company generated sales of $141.3 million and a net loss of $0.4 million, or $0.03 per diluted share. These 2009 results are consistent with the preliminary second quarter financial metrics that the Company announced on July 28, 2009.
The Company recently announced that it had identified historical accounting errors in accounts payable that resulted in the understatement of its cumulative net earnings since the fourth quarter of 2007. As a result of the nature and timing of the review of these errors and their impact on the Company’s consolidated financial statements, FreightCar America was unable to file its quarterly report on Form 10-Q for the quarter ended June 30, 2009 on time. The Company announced the above-mentioned preliminary results and has since completed the restatement of its financial statements for the affected periods.
“The market for new railcars continues to be very challenging. However, we are very pleased with our financial results for the second quarter,” said Chris Ragot, President and CEO. “We are maximizing our opportunities in a difficult marketplace and tightly controlling our spending in order to emerge from this downturn in a position of strength.”
“We continue to focus on cash and preserving our strong balance sheet, recognizing how critical liquidity is in this market. The success of this initiative is reflected in our continuing strong cash position, with cash on hand of approximately $150 million at both the end of June and the end of August. Additionally, our two credit facilities, with a total capacity of $110 million, remain undrawn.”
Selling, general and administrative expenses for the second quarter of 2009 were $6.7 million, compared to $7.3 million in the second quarter of 2008 and $7.3 million in the first quarter of 2009. Mr. Ragot stated, “Given the softness of the market, we will continue to reduce costs to align our overhead structure with the size of the business. We still expect full year 2009 SG&A expenses to be $25 million to $26 million, or 20% less than 2008 expenses, and are critically evaluating opportunities to reduce SG&A even further for 2010.”
Net orders for new railcars totaled 694 units in the second quarter of 2009 compared to 538 units ordered (new orders of 1,438 units less cancelled orders of 900 units) in the second quarter of 2008 and orders of 339 units for the first quarter 2009. Railcar deliveries totaled 1,207 units in the quarter, compared to 2,326 units delivered in the second quarter of 2008 and 974 units delivered in the first quarter of 2009. Total backlog of unfilled orders was 1,472 units at the end of the quarter, compared with 1,985 units at the end of the first quarter of 2009.

The gross margin rate for the second quarter of 2009 was 15.3% compared to 5.2% for the second quarter of 2008. The increase in the rate was driven by the favorable mix of new car sales and an increase in parts sales and leasing revenues.
As of June 30, 2009, the Company’s net investment in railcars under operating leases was $71.1 million, compared to $46.1 million at the end of the second quarter of 2008 and $93.6 million at the end of the first quarter of 2009. Year to date, the Company has generated cash proceeds from the sale of leased railcars of $59.0 million.
Mr. Ragot closed by stating, “We continue to execute on several initiatives to broaden and strengthen our revenue sources, including refurbishment, after-market parts and international expansion. We expect that other strategic alternatives will present themselves as this market downturn continues and our strong financial position will allow us to take advantage of the best opportunities to improve our business.”
The Company will host a conference call on Tuesday, September 22, 2009 at 11:00 a.m. (Eastern Daylight Time) to discuss the Company’s second quarter financial results. To participate in the conference call, please dial (800) 288-8961. Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call.
An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Daylight Time) on September 22, 2009 until 11:59 p.m. (Eastern Daylight Time) on October 22, 2009. To access the replay, please dial (800) 475-6701. The replay pass code is 115800. An audio replay of the call will be available on the Company’s website within two days following the earnings call.
FreightCar America, Inc. manufactures railroad freight cars, with particular expertise in coal-carrying railcars. In addition to coal cars, FreightCar America designs and builds bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has manufacturing facilities in Danville, Illinois and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.
This press release contains statements that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and acceptance of customer orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise. More information about FreightCar America is available on its website at www.freightcaramerica.com.

FreightCar America, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
	2009	2008
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$152,351	$129,192
Accounts receivable, net	6,139	73,120
Inventories	40,598	31,096
Leased railcars held for sale	28,088	11,490
Property, plant and equipment held for sale	2,461	—
Other current assets	2,963	6,789
Deferred income taxes	12,695	16,003

Total current assets	245,295	267,690

Property, plant and equipment, net	28,223	30,582
Railcars on operating leases	43,013	34,735
Goodwill	21,521	21,521
Deferred income taxes	19,335	23,281
Other long-term assets	5,059	5,484

Total assets	$362,446	$383,293

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$28,892	$47,328
Accrued payroll and employee benefits	4,339	9,530
Accrued postretirement benefits	5,364	5,364
Accrued warranty	10,768	11,476
Customer deposits	2,365	7,367
Other current liabilities	8,714	7,939

Total current liabilities	60,442	89,004

Accrued pension costs	27,540	26,763
Accrued postretirement benefits, less current portion	54,397	55,293
Other long-term liabilities	6,234	7,407

Total liabilities	148,613	178,467

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	97,112	98,253
Treasury stock, at cost	(36,997)	(38,871)
Accumulated other comprehensive loss	(16,134)	(16,471)
Retained earnings	169,672	161,687

Total FreightCar America stockholders’ equity	213,780	204,725
Noncontrolling interest in India JV	53	101

Total stockholders’ equity	213,833	204,826

Total liabilities and stockholders’ equity	$362,446	$383,293

FreightCar America, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(In thousands, except share and per share data)
Revenues	$104,328	$141,335	$143,891	$236,433
Cost of sales	88,345	133,939	117,613	219,814

Gross profit	15,983	7,396	26,278	16,619

Selling, general and administrative expense (including non-cash stock-based compensation expense of $553, $729, $1,091 and $1,693, respectively)	6,713	7,283	14,035	15,869
Plant closure (income) charges	(116)	1,602	(495)	19,865

Operating income (loss)	9,386	(1,489)	12,738	(19,115)

Interest (expense) income, net	(133)	649	(295)	1,891

Operating income (loss) before income taxes	9,253	(840)	12,443	(17,224)
Income tax provision (benefit)	2,268	(472)	3,072	(6,602)

Net income (loss)	6,985	(368)	9,371	(10,622)
Less: Net income (loss) attributable to noncontrolling interest in India JV	(37)	—	(48)	—

Net income (loss) attributable to FreightCar America	$7,022	$(368)	$9,419	$(10,622)

Net income (loss) per common share attributable to FreightCar America– basic	$0.59	$(0.03)	$0.79	$(0.90)

Net income (loss) per common share attributable to FreightCar America– diluted	$0.59	$(0.03)	$0.79	$(0.90)

Weighted average common shares outstanding - basic	11,860,809	11,780,327	11,855,319	11,760,063

Weighted average common shares outstanding - Diluted	11,863,999	11,780,327	11,858,272	11,760,063

Dividends declared per common share	$0.06	$0.00	$0.12	$0.12

FreightCar America, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
	June 30,
	2009	2008
	(In thousands)

Cash flows from operating activities
Net income (loss)	$9,419	$(10,622)
Adjustments to reconcile net income to net cash flows used in operating activities:
Plant closure (income) charges	—	19,865
Depreciation and amortization	2,541	1,992
Other non-cash items	292	(547)
Deferred income taxes	7,049	(8,720)
Compensation expense under stock option and restricted share award agreements	1,091	1,693
Noncontrolling interest in India JV	(48)	—
Changes in operating assets and liabilities:
Accounts receivable	66,981	6,262
Inventories	(9,658)	(46,790)
Leased railcars held for sale	(16,598)	(46,101)
Other current assets	48	(6,184)
Accounts payable	(17,830)	67,242
Accrued payroll and employee benefits	(5,191)	(4,257)
Income taxes receivable/payable	3,824	1,020
Accrued warranty	(708)	365
Other current liabilities and customer deposits	(5,083)	(17,898)
Deferred revenue, non-current	(488)	—
Accrued pension costs and accrued postretirement benefits	218	440

Net cash flows provided by (used in) operating activities	35,859	(42,240)

Cash flows from investing activities
Cost of railcars on operating leases produced or acquired	(8,802)	—
Purchases of property, plant and equipment	(2,431)	(2,925)

Net cash flows used in investing activities	(11,233)	(2,925)

Cash flows from financing activities
Payments on long-term debt	(28)	(32)
Deferred financing costs paid	(5)	—
Issuance of common stock	—	627
Excess tax benefit from stock-based compensation	—	(192)
Cash dividends paid to stockholders	(1,434)	(1,425)

Net cash flows used in financing activities	(1,467)	(1,022)

Net increase (decrease) in cash and cash equivalents	23,159	(46,187)
Cash and cash equivalents at beginning of period	129,192	197,042

Cash and cash equivalents at end of period	$152,351	$150,855